Exhibit (d)(3)
This AMENDMENT NO. 1 dated as of December 3, 2007 (this Amendment) is made and entered into by and among:
(1)	SAP AG, an Aktiengesellschaft organized under the laws of Germany (SAP AG);

(2)	BUSINESS OBJECTS S.A., a société anonyme organized under the laws of France (the Company); and

(3)	SAP FRANCE S.A., a société anonyme organized under the laws of France (Purchaser)
to amend the Tender Offer Agreement dated as of October 7, 2007 (the Agreement) by and between SAP AG and the Company, as modified by the Assignment Agreement dated as of October 22, 2007 by and between SAP AG and Purchaser.
WHEREAS the parties hereto wish to amend the Agreement in certain respects;
NOW, THEREFORE, in consideration of the foregoing and the respective agreements set forth herein, the parties agree as follows:
(1)	The text of subclause (a)(ii) of preamble (D) to the Agreement shall be amended by replacing the phrase “(as determined using a current spot exchange rate as determined by the depositary on the date of settlement of the Offers)” with the following: “(as determined using the Euro foreign exchange reference rate published by the European Central Bank on or about 2:15 CET on the business day following the expiration of the US Offer or the business day following each tender of Company ADSs during the subsequent offer period of the US Offer, as the case may be)”.

(2)	Section 3.2 of the Agreement shall be amended by adding the following at the end of the final sentence: “and except to the extent necessary to permit Company Warrants to be tendered into the Offers including waiving restrictions on transferability to or exercise by Purchaser of Company Warrants.”

(3)	Annex 5 shall be amended to remove “Bernard Liautaud” from the list of persons listed thereon.

(4)	Except to the extent expressly set forth in this Amendment, all provisions of the Agreement shall remain in full force and effect.

(5)	The provisions of Article 5 of the Agreement are deemed included herein to the same extent as if set forth in this Amendment.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SAP FRANCE S.A.
By:	/s/ LÉO APOTHEKER
	Name:	Léo Apotheker
	Title:	Chairman of the Board of Directors

By:	/s/ PASCAL RIALLAND
	Name:	Pascal Rialland
	Title:	Managing Director

SAP AG
By:	/s/ WERNER BRANDT
	Name:	Werner Brandt
	Title:	Chief Financial Officer

By:	/s/ JOCHEN SCHOLTEN
	Name:	Jochen Scholten
	Title:	Associate General Counsel

BUSINESS OBJECTS S.A.
By:	/s/ JOHN SCHWARZ
Name: John G. Schwarz
Title: Chief Executive Officer

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